EXHIBIT 10.4

REGENXBIO Inc.

2015 Equity Incentive Plan

Notice of Restricted Stock Unit Award

You have been granted units representing shares of Common Stock of REGENXBIO Inc. (the “Company”) on the following terms:

Name of Recipient:	[Participant Name]
Total Number of Units Granted:	[Number of Units]
Date of Grant:	[Grant Date]
Vesting Schedule:	[Vesting Schedule]

You and the Company agree that these units are granted under and governed by the terms and conditions of the REGENXBIO Inc. 2015 Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Award Agreement, both of which are attached to and made a part of this document.

You further agree that the Company may deliver and you shall accept by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements).  You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company.  If the Company posts these documents on a website, you will be notified by email.  You acknowledge that you may incur costs in connection with electronic delivery, including the cost of accessing the internet and printing fees, and that an interruption of internet access may interfere with your ability to access the documents.  This consent will remain in effect until you give the Company written notice that it should deliver paper documents.

You further agree to comply with the Company’s Insider Trading Policy when selling shares of the Company’s Common Stock.

Recipient:	REGENXBIO Inc.

By:
[Participant Name]	Name:	[Authorized Individual Name]
	Title:	[Authorized Individual Title]

EXHIBIT 10.4

REGENXBIO Inc.

2015 Equity Incentive Plan

Restricted Stock Unit Award Agreement

Payment for Units	No payment is required for the units that you are receiving.
Vesting	The units vest as shown in the Notice of Stock Unit Award. No additional units vest after your Service has terminated for any reason.
Forfeiture

If your Service terminates for any reason, then your units will be forfeited to the extent that they have not vested before the termination date.  This means that any units that have not vested under this Agreement will be cancelled immediately.  You receive no payment for units that are forfeited.

The Company determines when your Service terminates for this purpose.

Settlement of Units

Each unit will be settled promptly following the applicable Vesting Date.  However, each unit must be settled no later than the March 15th of the calendar year following the calendar year in which it vests.

At the time of settlement, you will receive one share of the Company’s Common Stock for each vested unit.

“Permissible Trading Day”

“Permissible Trading Day” means a day that satisfies each of the following requirements:

•The Nasdaq Global Select Market is open for trading on that day;

•You are permitted to sell shares of the Company’s Common Stock on that day without incurring liability under Section 16(b) of the Securities Exchange Act of 1934, as amended;

•Either (a) you are not in possession of material non-public information that would make it illegal for you to sell shares of the Company’s Common Stock on that day under Rule 10b-5 under the Securities and Exchange Commission or (b) Rule 10b5-1 under the Securities and Exchange Commission is applicable;

•Under the Company’s Insider Trading Policy, you are permitted to sell shares of the Company’s Common Stock on that day; and

•You are not prohibited from selling shares of the Company’s Common Stock on that day by a written agreement between you and the Company or a third party.

Section 409A

This paragraph applies only if the Company determines that you are a “specified employee,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), at the time of your “separation from service,” as defined in those regulations.  If this paragraph applies, and any units subject to this award constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, then any units that otherwise would have been settled during the first six months following your separation from service will instead be settled during the seventh month following your separation from service.

Nature of Units

Your units are mere bookkeeping entries.  They represent only the Company’s unfunded and unsecured promise to issue shares of Common Stock on a future date.  As a holder of units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends

Your units carry neither voting rights nor rights to receive dividends.  You have no rights as a stockholder of the Company unless and until your units are settled by issuing shares of the Company’s Common Stock.

Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any units. For instance, you may not use your units as security for a loan.
Withholding Taxes

Unless you elect at least 30 calendar days prior to the applicable Vesting Date, which election must be made on a Permissible Trading Day, to satisfy the applicable withholding taxes upon such Vesting Date (“Withholding Taxes”) through any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or an Affiliate; or (ii) tendering a cash payment to the Company (which may be in the form of a check, electronic wire transfer or other method permitted by the Company), then to the greatest extent permitted under the Plan and applicable law, the Company may elect in its sole discretion to satisfy applicable Withholding Taxes through either (a) the Company withholding the number of units necessary to satisfy any tax withholding obligation that arises in connection with the Award (a “net settlement”); or (b) the sale of a number of the shares subject to the Award and the remittance of the cash proceeds of such sale to the Company (a “same day sale”).  If the Company elects the “same day sale” method, you authorize the Company to make payment from the cash proceeds of this sale directly to the appropriate taxing authorities in an amount equal to the Withholding Taxes. It is the Company’s intent that the mandatory sale to cover Withholding Taxes imposed by the Company on the Participant in connection with the receipt of this Award comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c).

If, for any reason, a “net settlement” or “same day sale” does not result in sufficient proceeds to satisfy the Withholding Taxes, the Company or an Affiliate may, in its sole discretion, satisfy any remaining portion of the Withholding Taxes using any other means permitted by law or under the terms of the Plan.

Notwithstanding any other provision of the Award or the Plan, if the recipient of an Award is subject to Section 16 of the Securities Exchange Act of 1934, as amended (pursuant to Rule 16a-2 thereunder), at the time that all or any portion of the Award becomes subject to tax of any kind (including, but not limited to, federal, state, local, or non-U.S. income or employment tax), then the Company shall satisfy such withholding obligations using the “net settlement” method described above.

Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Common Stock.  Withholding Taxes shall be equal to the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

Restrictions on Resale

You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.  This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Employment at Will

Your award or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity.  The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your units will be adjusted accordingly, as the Company may determine pursuant to the Plan.

Beneficiary Designation

You may dispose of your units in a written beneficiary designation.  A beneficiary designation must be filed with the Company on the proper form.  It will be recognized only if it has been received at the Company’s headquarters before your death.  If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested units that you hold at the time of your death.

Effect of Merger

If the Company is a party to a merger, consolidation or reorganization, then your units will be subject to the applicable provision of the Plan, provided that any action taken must either (a) preserve the exemption of your units from Section 409A of the Code or (b) comply with Section 409A of the Code.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).
The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

The Plan, this Agreement and the Notice of Restricted Stock Unit Award constitute the entire understanding between you and the Company regarding this award.  Any prior agreements, commitments or negotiations concerning this award are superseded.  This Agreement may be amended only by another written agreement between the parties.

All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Notice of Restricted Stock Unit Award or the Plan.

For all purposes applicable to this award, “Service” means your continuous service as an Employee or Consultant.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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